EXHIBIT 23(a)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of debt securities, preferred stock, and common stock with a proposed maximum aggregate offering price of $400,000,000 and to the incorporation by reference therein of our report dated January 25, 1995, except for Note 11, as to which the date is March 6, 1995, with respect to the consolidated financial statements and schedules of United Dominion Realty Trust, Inc. included in or incorporated by reference in its annual report (Form 10-K) for the year ended
December 31, 1994, filed with the Securities and Exchange Commission.

Richmond, Virginia
November 14, 1995